BADGER PAPER MILLS, INC.
2001 DIRECTOR STOCK GRANT PLAN
(As Amended and Restated Effective December 15, 2004)

1.	Purpose. The purpose of the Badger Paper Mills, Inc. Director Stock Grant Plan (the “Plan”) is to promote the best interests of Badger Paper Mills, Inc. (“Company”) and its shareholders by providing a means to attract and retain competent independent directors and to provide opportunities for additional stock ownership by such directors which will further increase their proprietary interest in the Company and, consequently, their identification with the interests of the shareholders of the Company. In addition, by awarding to Directors stock instead of cash compensation, the company preserves cash for operations in the Company.

2.	Administration. The Plan shall be administered by the Board of Directors of the Company (the “Administrator”), subject to review by the Board of Directors (the “Board”). The Administrator may adopt such rules and regulations for carrying out the Plan as it may deem proper and in the best interests of the Company. The interpretation by the Board of any provision of the Plan or any related documents shall be final.

3.	Stock Subject to the Plan. Subject to adjustment in accordance with the provisions of paragraph 7, the total number of shares of Common Stock, no par value, of the Company (“Common Stock”) available for awards under the Plan shall be 60,000, plus an additional 100,000 on and after December 15, 2004. The shares of Common Stock to be delivered under the Plan shall be made available from presently authorized but unissued Common Stock or authorized and issued shares of Common Stock reacquired and held as treasury shares, or a combination thereof. In no event shall the Company be required to issue fractional shares of Common Stock under the Plan. Whenever under the terms of the Plan a fractional share of Common Stock would otherwise be required to be issued, there shall be paid in lieu thereof one full share of Common Stock.

4.	Director Grants. Each member of the Board, including a member who is an employee of the Company, or any subsidiary of the Company shall receive a grant of Common Stock (a “Director Grant”) on the 15th day of March, June, September and December (each an “Issue Date”) in each year in payment of a portion of his or her retainer fee for serving as a member of the Board.

5.	Grant Amount. Each Director Grant shall consist of a stock certificate for such number of whole shares of Common Stock equal to the quarterly compensation due the director divided by the average closing price on the five trading days prior to the 15th day of the third month of each quarter. Any resultant fractional share is to be adjusted upward to the next whole share.

6.	Restrictions on Transfer. Shares of Common Stock acquired under the Plan may not be sold or otherwise disposed of except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or except in a transaction which, in the opinion of counsel, is exempt from registration under said Act. All certificates evidencing shares subject to Director Grants may bear an appropriate legend evidencing such transfer restriction substantially in the form of Exhibit A hereto.

The Administrator may require each person receiving a Director Grant under the Plan to execute and deliver the written representation attached hereto as Exhibit B that such person is acquiring the shares of Common Stock without a view to the distribution thereof. All dividends and voting rights for shares awarded under the Plan shall accrue as of the issue date of the Directors Grant.

7.	Adjustment Provisions. In the event of any change in the Common Stock by reason of a declaration of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend), spin-off, merger, consolidation, recapitalization, or split-up combination or exchange of shares, or otherwise, the aggregate number of shares available under this Plan shall be appropriately adjusted in order to prevent dilution or enlargement of the benefits intended to be made available under the Plan.

8.	Amendment of Plan. The Board shall have the right to amend the Plan at any time or from time to time in any manner that it may deem appropriate.

9.	Governing Law. The Plan, all awards hereunder, and all determinations made and actions taken pursuant to the Plan shall be governed by the internal laws of the State of Wisconsin and applicable federal law.

10.	Effective Date and Term of Plan. The effective date of the Plan is July 1, 2000. The Plan shall terminate on July 1, 2010, unless terminated earlier by the Board.

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